Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces Fourth Quarter and Full Year 2015 Results

Pantheris™ Commercial Launch Underway

Redwood City, California, March 1, 2016 — Avinger, Inc. (NASDAQ: AVGR), a leading developer of innovative treatments for peripheral artery disease (PAD), today reported results for the fourth quarter and full year ended December 31, 2015.

Recent Highlights

•                  Commenced commercialization of an enhanced version of the Pantheris™ image-guided atherectomy system following receipt of a 510(k) clearance from the United States Food and Drug Administration (FDA) on March 1, 2016.

•                  Added 13 new lumivascular accounts during the fourth quarter of 2015, expanding the installed base of lumivascular platform customers to 95 accounts at year-end.

•                  Fourth quarter revenue of $2.9 million, a 5% increase compared to the third quarter of 2015.

•                  Appointment of Joseph Rafferty as vice president of sales, a recognized commercial leader in the interventional device industry.

•                  Continued build-out of the sales force, exiting the fourth quarter with 57 sales professionals, a 39% increase from the end of the third quarter.

•                  Trained over 100 physicians on use of Pantheris at seven separate hands-on didactic sessions.

“2015 was a transformational year for Avinger. We achieved the primary strategic objectives we established for the year, including successful completion of the VISION trial and 510(k) clearance for Pantheris; a substantial increase in lumivascular accounts and programs to drive catheter utilization; and the development of our sales and marketing infrastructure,” said Jeff Soinski, Avinger’s president and CEO. “As we enter 2016, I am confident that we are well positioned for growth, driven by the commercial launch of Pantheris and continued expansion of our installed base of lumivascular accounts.”

“I’d like to thank all our physician partners and the entire Avinger team for their commitment to patient care and for successfully bringing Pantheris to market. I am exceptionally pleased with the results and feedback from the initial users of Pantheris. Enthusiasm for our lumivascular platform continues to grow, and I am convinced this will translate into dramatic benefits for PAD patients,” said John B. Simpson, Ph.D., M.D., the company’s founder and executive chairman.

Fourth Quarter 2015 Financial Results

Total revenue was $2.9 million for the fourth quarter ended December 31, 2015, a 7% decrease from the fourth quarter of 2014 and a 5% increase from the third quarter of 2015. Lightbox™ imaging console revenue was $1.2 million, a 19% decrease compared to the fourth quarter of 2014 and a 37% increase from the third quarter of 2015. Revenues from disposable devices were $1.7 million, a 4% increase compared to the fourth quarter of 2014 and an 11% decrease from the third quarter of 2015. Revenue results reflect the company’s increased focus on expanding and training its commercial organization and growing the number of lumivascular accounts in anticipation of the U.S. launch of Pantheris.

Gross margin for the fourth quarter of 2015 was 37%, down from 49% in the comparable quarter of 2014. This decrease was primarily attributable to the growth of the company’s manufacturing infrastructure in anticipation of the commercial launch of Pantheris.

Operating expenses for the fourth quarter of 2015 were $13.4 million, compared to $8.5 million in the fourth quarter of 2014. This growth was primarily attributable to Pantheris development expenses, expansion of the company’s commercial organization and increased expenses associated with operating as a publicly-traded company.

Loss from operations for the fourth quarter of 2015 was $12.3 million, compared to $7.0 million for the fourth quarter of 2014.

Adjusted EBITDA, a non-GAAP measure, was a loss of $9.8 million for the fourth quarter of 2015, compared to a $6.5 million loss for the fourth quarter of 2014.

Full Year 2015 Financial Results

Total revenue was $10.7 million for 2015, a 4% decrease from 2014. Lightbox™ imaging console revenues were $4.1 million, a 6% increase compared to 2014, and revenues from disposable devices were $6.6 million, a 10% decrease compared to 2014. Revenue results for 2015 reflect an increased focus on expanding and training the company’s commercial organization in preparation for the launch of Pantheris.

Gross margin for 2015 was 40%, down from 42% in 2014. This decrease was primarily attributable to growing manufacturing infrastructure in anticipation of higher production volumes in 2016.

Operating expenses for 2015 were $44.9 million, compared to $29.7 million in 2014. This growth was primarily attributable to Pantheris development expenses, expansion of the company’s commercial organization and increased expenses associated with operating as a publicly-traded company.

Loss from operations for 2015 was $40.7 million, compared to $25.0 million for 2014. Net loss attributable to common stockholders for 2015 was $49.7 million, compared to $32.0 million in 2014.

Adjusted EBITDA, a non-GAAP measure, was a loss of $33.5 million for 2015, compared to a $22.9 million loss for 2014.

Cash and cash equivalents totaled $43.1 million as of December 31, 2015, compared to $12.3 million as of December 31, 2014.

2016 Outlook

The company’s 2016 financial expectations are based on a first quarter launch of Pantheris and expansion of the company’s installed base to approximately 150 lumivascular accounts by year-end. 2016 revenue is expected to be in the range of $25 million to $30 million, representing year-over-year growth ranging from 134% to 180%.

Adjusted EBITDA for 2016 is projected to be a loss of $40 million to $43 million, representing an increased loss of approximately 19% to 28% over 2015, as the company continues to expand its commercial infrastructure related to the launch of Pantheris and invests in the further development of its lumivascular platform products.

Net loss per share for 2016 is projected to be $(4.35) to $(4.55), which assumes a weighted-average share count of 12.8 million.

Conference Call

Avinger will hold a conference call today, March 1, 2016 at 1:30pm PT/4:30pm ET to discuss its fourth quarter and 2015 financial results. Individuals may listen to the call by dialing (855) 638-4817 for domestic callers or (262) 912-6051 for international callers, referencing Conference ID: 38718399. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning March 1, 2016 at 4:30pm PT/7:30pm ET through midnight on March 2, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 38718399. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console, the Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris™, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

“Avinger,” “Pantheris” and the Avinger logo are registered trademarks of Avinger, Inc.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for growth, financial and operating guidance, and expectations regarding growth in the company’s installed base and new account purchasing patterns. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in our Form 10-Q filing made with the Securities and Exchange Commission on November 12, 2015. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in the reconciliation of GAAP to non-GAAP financial information immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$2,857	$3,073	$10,713	$11,213
Cost of revenues	1,806	1,571	6,478	6,513
Gross profit	1,051	1,502	4,235	4,700
	37%	49%	40%	42%
Operating expenses:
Research and development	3,928	2,874	15,694	11,224
Selling, general and administrative	9,429	5,603	29,231	18,503
Total operating expenses	13,357	8,477	44,925	29,727
Loss from operations	(12,306)	(6,975)	(40,690)	(25,027)

Interest income	17	1	40	2
Interest expense	(1,165)	(1,112)	(5,167)	(6,016)
Other income (expense), net	(2)	(73)	(1,527)	(909)
Loss before provision for income taxes	(13,456)	(8,159)	(47,344)	(31,950)
Provision for income taxes	—	(23)	—	14
Net loss and comprehensive loss	(13,456)	(8,136)	(47,344)	(31,964)
Adjustment to net loss resulting from convertible preferred stock modification	—	—	(2,384)	—
Net loss and comprehensive loss attributable to common stockholders	$(13,456)	$(8,136)	$(49,728)	$(31,964)

Net loss attributable to common stockholders per share, basic and diluted	$(1.07)	$(33.62)	$(4.38)	$(132.63)

Weighted average common shares used to compute net loss per share, basic and diluted	12,629	242	11,362	241

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$43,059	$12,316
Accounts receivable, net	2,060	2,068
Inventories	5,405	3,991
Prepaid expenses and other current assets	533	425
Total current assets	51,057	18,800

Property and equipment, net	2,822	2,608
Other assets	225	3,029
Total assets	$54,104	$24,437

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,113	$1,013
Accrued compensation	3,083	1,147
Accrued expenses and other current liabilities	3,285	4,850
Borrowings	—	1,873
Total current liabilities	7,481	8,883

Borrowings, net of current portion	29,565	18,228
Convertible notes and accrued interest	—	8,609
Other long-term liablities	1,469	325
Total liabilities	38,515	36,045

Convertible preferred stock	—	132,260
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	13	—
Additional paid-in capital	211,837	2,665
Accumulated deficit	(196,261)	(146,533)
Total stockholders’ equity (deficit)	15,589	(143,868)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$54,104	$24,437

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Loss from operations	$(12,306)	$(6,975)	$(40,690)	$(25,027)
Add: Stock-based compensation	2,208	132	5,899	641
Add: Depreciation and amortization	339	319	1,300	1,451
Adjusted EBITDA	$(9,759)	$(6,524)	$(33,491)	$(22,935)